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                                                                    EXHIBIT 10.9

                          Online System Services, Inc.
                           Electronic Banking Service
                                    Contract

This Contract ("Contract") made and entered into on the 28th day of May, 1997 by and between Online System Services, Inc. ("OSS") having offices located at 1800 Glenarm Place, Denver, Colorado 80202 and Rockwell Federal Credit Union ("Client) located at ______________________________________ is as follows:

1.   Scope of the Contract

     OSS agrees to set-up ("Set-up") an electronic banking system per the description in paragraph 3.1 and to provide Client with electronic banking services ("Services") as described in paragraph 3.2 and Schedule A (attached). This contract is for all Phase I Services only, as defined in Schedule A. Phase II and Phase III services are referenced in Schedule A of this agreement as services which will be made available to the Client by OSS in calendar Q1 1998 and Q3 1998 respectively. Phase II and Phase III services are not included in the pricing of this contract and will be purchased under a separate agreement between OSS and Client.

2.   Relationship of the Parties

     2.1 OSS will purchase certain software modules as defined in paragraph 3.1 from Edify Corporation ("Edify"). Additionally, OSS will contract with Edify for certain professional services during the Set-up of the electronic banking system. Set-up will include integrating an electronic commerce system which is being sold to Client by Checkfree Corporation ("Checkfree") under a separate agreement with Client

     2.2 Upon completion of Set-up (paragraph 3.1.6) OSS will be responsible to provide the Services described in paragraph 3.2. All services related to the Checkfree electronic commerce system will be provided by Checkfree under a separate agreement with the Client. Services in Schedule A which are denoted by "Checkfree" in the column labeled "Implementation Phase" are included for reference only.

3.   Statement of Work

     OSS shall set up an electronic banking system for Rockwell Federal Credit Union ("RFCU") and use it to provide ongoing electronic banking services to RFCU and its members.

     3.1  Setup

          OSS shall establish an electronic banking system to provide the ongoing electronic banking services to RFCU that are specified in Schedule A, "Technical Specifications" as Phase 1 items. (Items designated part 2 of Phase I are not needed for commencement of service - they can be implemented after service is underway.) Specifically, OSS shall provide or acquire and shall assemble, configure and integrate the facilities, hardware, software, telecommunications lines and other components for the required RFCU electronic banking system. OSS shall also work with RFCU to integrate the electronic banking system with RFCU's Re:Member Data Services back-end computer system, and with CheckFree to integrate with the CheckFree bill payment system and service being procured separately by RFCU.

          3.1.1  Edify Electronic Banking System

               OSS shall utilize Edify Electronic Banking System (EBS) software as the basis for RFCU's electronic banking services. This software will include the Electronic Workforce core underlying software layer, and the Home Banking, Personal Profile,
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               Message Center and Bill Payment EBS Modules. The capability to integrate with CheckFree for bill payment is also provided. OSS shall acquire the required EBS software from Edify and, with support from Edify as a subcontractor, shall configure the software to meet the RFCU-specific needs described in Schedule A, including integration with Re:Member and with CheckFree.

               OSS shall work with RFCU personnel to define and implement the interface between. EBS and Re:Member, and with CheckFree personnel to implement the interface between EBS and CheckFree. It is expected tat RFCU will provide the appropriate permissions and authorizations as well as access to its relevant facilities, systems and personnel, will perform any needed configuration, modification or set up of existing RFCU systems, and will provide needed space or other facilities or equipment (e.g., AC power), in order to support implementation of the RFCU end of the interface to the electronic banking system. It is expected that CheckFree will be fully responsible for implementing its end of the interface to the electronic banking system.

        3.1.2  Network and System Operation Center

               OSS shall provide a Compaq Proliant 2500, 6/200 system running OS/2 Warp as part of its Network and System Operation Center
               (NSOC) at its facilities in Denver. This server will have a 2 GB Wanglek Tape Backup system and will be running Edify's Electronic Banking System software (EBS). The NSOC will have five (5) modems available to RFCU customers for direct dial in access to the RFCU on-line banking system. Direct point to point connectivity between OSS and RFCU will allow the Edify system to directly talk to RFCU's banking back-end service. An interface with the 56Kbps frame relay connection from CheckFree will support the EBS-CheckFree interface. Redundant T-l connections to the Internet through two different carriers will ensure continuous Internet access. The NSOC has complete redundancy within its environment, this includes multiple redundant web servers, routers, Raid 5 systems, Hubs, Backup Domain controllers and SQL servers.

        3.1.3  Backup System

               OSS shall provide backup or redundant server equipment to be used on behalf of RFCU and housed in an off-site Denver area location as a redundant Backup Site: Compaq 1500R Web server, Compaq Proliant 2500, 6/200 system running OS/2 Warp. This System will have "hot", direct Internet connectivity, a 2 GB Wanglek Tape Backup system and will be redundant to the system that houses RFCU's main interface. "Hot" backup direct point to point connection to RFCU and a "hot" interface with a backup frame relay connection from CheckFree will be provided for within this Backup Site. Three Backup modems will be immediately available for RFCU members should the Backup site need to be made available for use. Daily tape backups will be available to restore the RFCU system within 6 hours should the OSS facility fail.

        3.1.4  Help Desk

               OSS shall provide a service bureau Help Desk to handle all customer inquiries regarding system operation. Sign-up and password protection are also to be provided by the Help Desk.
               OSS shall work with RFCU personnel to define and implement the interface of the Help Desk with the RFCU Customer Service and IVR systems, and with CheckFree personnel to define and implement the interface of the Help Desk with CheckFree's Customer Service and its Bill Pay D/R as required. It is expected that RFCU and CheckFree will be each be responsible for any modifications to their telephone, Customer Service or D/R systems needed to implement the interface with the Help Desk.

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        3.1.5  Telecommunications Links

               OSS shall provide T1 connections to the Internet and 56 Kbps point-to-point lines for direct connectivity to RFCU, for both the NSOC and Backup Sites as described above. OSS shall provide RFCU with the required routers and CSU/DSUs for the RFCU end of the point-to-point connection (as well as for the OSS end). OSS shall also arrange for establishment of an 800 line connecting the RFCU customer service center with the OSS Help Desk center.

               It is understood that CheckFree will provide the 56 Kbps frame relay lines for direct connectivity between CheckFree and the NSOC and the Backup Site, as well as any router or (35U/DSU required at the OSS end of the connections. OSS will coordinate with CheckFree for interface of its Customer Service and Bill Pay IVR centers with the OSS Help Desk Center. It is understood that CheckFree is to arrange for these lines. OSS will coordinate the interface with CheckFree.

        3.1.6  Completion of Set Up

               OSS intends to have the set up activities sufficiently complete and the system ready for a Pilot Test by September 1, 1997. A Pilot Test Period will be 30 days, unless RFCU and OSS mutually agree to a shorter period. It is the mutual intent of the parties to have full member service commence on or about October 13, 1997. For the Pilot Test, OSS will coordinate with RFCU personnel to exercise the system, in order to demonstrate the effective working of the appropriate functions and features specified in Schedule A. It is expected that RFCU will support this test by setting up appropriate "dummy" accounts or other test databases, establishing a group of nominally 50 RFCU employees to exercise the system using their own accounts, making access available to appropriate systems for test purposes, contributing to establishing the test plan and procedures, and participating in and monitoring the test.

               OSS and RFCU will jointly conduct the test, making note of any deficiencies discovered with respect to the functions and features of Schedule A. It is intended that OSS will be alerted immediately as to any such deficiencies discovered, and that OSS will promptly work to remedy them, so as to allow appropriate re-testing during the Pilot Test period. Before or at the conclusion of the Pilot Test Period, RFCU will indicate acceptance, conditional acceptance or rejection of test results. if no specific response is given within 5 days of the conclusion of the Pilot Test Period, the test results will be considered to have been accepted. if any deficiencies are outstanding at the conclusion of the Pilot Test Period, OSS will remedy them within 12 days in order to meet the specifications of Schedule A and to achieved acceptance.

               Upon acceptance of the Pilot Test results, the system will be considered ready to "go live" and online electronic banking service will then be available to RFCU members.

   3.2  Ongoing Electronic Banking Services

        OSS shall provide ongoing electronic banking services to RFCU as specified in Schedule A, "Technical Specifications."

        3.2.1  Electronic Banking Service

               OSS shall utilize the system as set up per section 3.1 above to provide on-line banking services to RFCU members, and associated management services to RFCU staff.

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        3.2.2  Bill Payment Service

               For bill payment services, OSS shall provide the user interface to CheckFree, which will provide bill payment services under a separate agreement with RFCU.

        3.2.3  Help Desk Service

               OSS shall provide a Help Desk for telephone-based customer service to RFCU members, for online banking (including interface to CheckFree bill payment) and related technical calls. The Help Desk staff at OSS will also assign all passwords and PIN numbers, distribute sign-up material and sign up all members onto the RFCU system. Members may contact OSS via e-mail, by postcards available in RFCU lobbies, optionally by direct dial, and by RFCU's PBX system. All user D's and passwords will be logged by OSS and usage and call tracking reports made available to RFCU staff.

               OSS will staff its help desk between 6:00 am and 12:00 midnight Pacific Time to handle all member and staff inquiries about the online banking system operations. Calls from members will be routed through RFCU's PBX telephone system, calls about account information will be handled by RFCU staff. Calls regarding operation and usage of the online banking and bill payment system will be handled by OSS help desk staff, or transferred directly to CheckFree's help desk staff RFCU members will be unaware of any transfers being made. A direct dial 800 number to OSS's help desk will also be provided, along with e-mail access.

        3.2.4  Marketing Support

               OSS shall provide support to RFCU for marketing of the online electronic banking service per section III.A, Marketing Services, of Schedule A.

        3.2.5  Training

               OSS shall provide training support for the electronic banking system. A series of two one-day training sessions will be conducted by OSS personnel at the main RFCU office once the system is set up. Designated RFCU staff, not to exceed twenty
               (20) trainees, will be trained on all the system's capabilities by OSS, with support from Edify, and OSS will coordinate with CheckFree so that CheckFree can include bill payment training as well if appropriate.

4. Fees and Payment Terms

   4.1  Set-up Fee

        Client agrees to pay a Set-up Fee in the amount specified in Schedule B due upon the execution of this Contract.

   4.2  Monthly Service Fees

        Client agrees to pay to OSS monthly, within 30 days of receipt of invoice, the amounts as set forth in the section titled "Monthly Service Fees" in Schedule B. Invoices will include applicable sales taxes, if any.

   4.3 OSS agrees that, on the one (1) year anniversary of the commencement of Services, Client may elect t provide it's own Help Desk services provided Client has notified OSS in writing at least sixty (60) days prior to the one (1) year anniversary date. Upon receipt of such notification, 058 and Client agree to negotiate, in good faith, a mutually agreed upon reduction in Monthly Service Fees which is commensurate with the reduction in OSS provided Help Desk services. The

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        reduction in fees will become effective sixty (60) days after either the one (1) year anniversary date or the date of a written fee reduction agreement signed by both parties, whichever is later.

   4.4 Invoices for Services shall be due and payable thirty (30) days after receipt of the invoice. If Client fails to pay such amounts when due, OSS may, at it's option and after giving at least ten (10) days prior written notice, discontinue furnishing the Services until all past due amounts are paid in full.

5. Term of Contract

   5.1 This Contract shall be effective as of __________________ and shall remain in force for thirty six (36) months ("Initial Term") from the Completion of Set-up as defined in paragraph 3.1.6. The Contract shall automatically renew and extend for successive one (1) year terms commencing at the conclusion of the Initial Term unless contrary notice in writing is given by Client or OSS at least ninety (90) days prior to termination of the then current term.

   5.2 One (1) year from Completion of Set-up (paragraph 3.1.6), Client may, at it's option, terminate this Contract if certain performance criteria, as specified in Schedule C, have not been met by OSS. Client shall notify OSS in writing, at least ninety (90) days prior to termination, of the areas of non compliance to the criteria in Schedule C and OSS shall have forty (45) days to cure such non compliance. If OSS is unable to cure, the Client may, at it's option, proceed with termination.

6. Trade Secrets and Confidentiality.

   Client acknowledges that all computer programs, data file content and organization, techniques, methods, rules, procedures, protocols, forms, instructions, trade secrets, copyrights and any other proprietary rights of 085 or third parties used in connection with or in any way relating to the System or Services ("Products") are the exclusive and confidential property of OSS or parties from whom OSS has secured such Products. Client, its subsidiary or affiliated corporations, consultants or contractors shall treat the Products as confidential and will not disclose or otherwise make available same in any form to any person other than employees of Client or its data processor who need to know such information for rendition of the Services. Client will instruct such employees and data processors to keep the same confidential using the same care and discretion that Client would use with respect to its own confidential property and trade secrets. Upon termination of this Contract for any reason, Client shall return to OSS any and all Products in its possession or under its control and shall cease using them in any way.

   6.1 OSS shall treat as confidential and shall not disclose or otherwise make available the personal account information or other data received by OSS from Client ("Client's Data") or Users ("Users' Data") to any person, other than employees, agents, contractors or affiliates of OSS or Client. OSS shall instruct such employees, agents, affiliates and contractors to keep the same confidential by using the same care and discretion that OSS uses with respect to its own confidential information. OSS shall not release Client's Data to any party without written permission from Client.

7. Reliance on Information Provided.

   OSS shall rely on the accuracy of all information provided to OSS by Client. Client shall promptly inform OSS of any such incorrect data or information, bear the cost of correction and pay any damages arising therefrom.

8. Warranty and Limitation of Liability.

   8.1 OSS warrants that it will exercise reasonable care in the performance of its obligations under this Contract. OSS makes no other warranties, express or implied, including without limitation, any warranty of merchantability or fitness for a particular purpose with respect to the services provided hereunder. Because of the extreme difficulty of fixing actual damages for any failure of

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         OSS to perform its obligations hereunder, or from any failure of OSS to perform any obligations imposed by law, the parties agree that OSS's liability hereunder, if any, shall be limited to liquidated damages in the amount of the Fees paid by Client to OSS for the two calendar months immediately preceding the month in which the event occurred that gave rise to the damages. The provisions of this paragraph apply even though the loss or damage, irrespective of cause or origin, results, directly or indirectly, either from performance or nonperformance of obligations imposed by this Contract.

    8.2 IN NO EVENT WILL OSS BE RESPONSIBLE FOR (A) ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA REGARDLESS OF WHETHER IT WAS ADVISED, HAD REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF; OR (B) FOR ANY LOSS OR DAMAGE TO CLIENT OR USER, DIRECT OR CONSEQUENTIAL, ARISING OUT OF OR IN ANY WAY RELATED TO ACTS OR OMISSIONS OF THIRD PARTIES INCLUDING, BUT NOT LIMITED TO, ELECTRONIC COMMERCE SYSTEM PROVIDERS AND TELECOMMUNICATION CARRIERS.

         OSS shall not be liable for any delay or other failure of performance caused by factors beyond its reasonable control, such as, but not limited to, strikes, insurrection, war, fire, lack of energy, acts of God, governmental acts or regulation, or acts of third parties. If, alter the date of this Contract, any law, regulation, or ordinance, whether federal, state, or local, becomes effective that substantially alters the ability of OSS to perform services hereunder, OSS shall have the right to terminate this Contract upon thirty (30) days written notice to Client

9.  Indemnification.

    OSS agrees to indemnify Client, its officers, directors, agents and employees from and against any and all loss, liability, cost and expense, including punitive damages and reasonable attorneys' fees, incurred by any one or more of them by reason of any and all claims, demands, suits, or proceedings made or brought against any one or more of them arising from or related to the breach of any obligation, responsibility, warranty, or representation made by OSS herein. Client agrees to indemnify OSS, its officers, directors, and employees from and against any and all loss, liability, cost and expense, including punitive damages and reasonable attorneys' fees, incurred by any one or more of them by reason of any and all claims, demands, suits or proceedings, made or brought against any one or more of them arising from or related to any act or omission of Client or the breach of any obligation, responsibility, warranty, or representation of the Client to OSS related to the operation, promotion, or use of the Services pursuant to this Contract.

10. Default; Remedies Upon Default.

    10.1 Should Client (i) default in the payment of any sum of money hereunder,
         (ii) default in the performance of any of its other obligations under this Contract, (iii) become the subject of any proceeding under the Bankruptcy Code or become insolvent, or (iv) have any substantial part of its property become subject to any levy, seizure, assignment, application or sale for or by any creditor or governmental agency, OSS, at its option, may, upon at least ten (10) days advance written notice thereof, terminate this Contract and declare all amounts immediately due and payable. The remedies contained in this paragraph 10.1 are cumulative and are in addition to all other rights and remedies available to OSS under this Contract or at law or in equity. Conversely, should OSS fall into any of the above situations, the same remedies will apply on behalf of Client, at their option.

    10.2 In the event either party defaults in the performance of this Contract, the other, not in default, shall have such remedies, including cancellation of this Contract, as may be appropriate at law or in equity; provided, however, that no legal action shall be brought by. either party unless the other shall have been given at least forty-five
         (45) days notice in writing specifying the alleged breach thereof and if during said time such breach is cured or remedied no such action shall exist

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11.  General

     11.1 Client acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way unless it is in written form and signed by both parties.

     11.2 This Contract shall be binding upon and shall inure to the benefit of OSS and Client and their respective successors and permitted assigns.

     11.3 If any provision of this Contract (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder hereof, shall not in any way to be affected or impaired thereby.

     11.4 The headings in this Contract are intended for convenience of reference and shall not affect its interpretation.

     11.5 The individuals executing this Contract on behalf of OSS and Client do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Contract on behalf of their respective principals.

     11.6 This Agreement is made in the County of Denver, State of Colorado, and shall be construed and interpreted in accordance with the laws of the State of Colorado without regard to choice of law principles.

12.  Arbitration.

     12.1 Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Contract or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of Colorado). Judgment upon any arbitration award maybe entered in any court having jurisdiction. Any party to this Contract may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Contract applies in any court having jurisdiction over such action.

     12.2 The arbitration shall be conducted in Los Angeles, California. All arbitration bearings will be commenced within ninety (90) days of the demand for arbitration, further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such heating for up to additional sixty (60) days.

13.  Notices.

     Service of all notices under this Agreement shall be in writing and son by U.S. Certified Mail, return receipt requested, postage paid, addressed to the party to be served notice at the following address:

           Online System Services, Inc.
           1800 Glenarm Place, 8th Floor
           Denver, Colorado 80202
           Attention:  Steve Mans, President

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           Rockwell Federal Credit Union
           7800 E. Imperial Highway
           Downey, California 90241
           Attention:  President

EXECUTED in multiple originals on the dates shown below.


ROCKWELL FEDERAL CREDIT UNION       ONLINE SYSTEM SERVICES


By: ___________________________     By:___________________________


Name:__________________________     Name:_________________________
          (please print)                     (please print)


Title:_________________________     Title:________________________


Date:__________________________     Date:_________________________

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